Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter “Agreement”) is entered into and becomes effective as of June 5, 2007 by and between Patriot Scientific Corporation (hereinafter “PTSC” or “Employer” or “Company”), and James Turley (hereinafter “Mr. Turley” or “Employee”).

RECITALS

A. PTSC is an intellectual property licensing company that develops, markets and enables innovative proprietary technologies.

B. PTSC is a Delaware corporation and is doing business in the State of California.

C. Mr. Turley is currently a member of the Board of Directors of PTSC. Both PTSC and Mr. Turley desire that Mr. Turley be hired as the President and Chief Executive Officer of PTSC on a full-time basis and that said employment be pursuant to the terms of this written Agreement.

IN CONSIDERATION of their respective promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

AGREEMENT

1. Employment. PTSC hereby engages Employee to serve as its President and Chief Executive Officer, and Employee hereby accepts such engagement upon the terms and conditions set forth herein.

2. Term. The term of this Agreement shall begin on June 5, 2007 above and shall remain in effect for one (1) year, unless terminated earlier pursuant to Section 8.

3. Duties. Mr. Turley is employed to serve as PTSC’s President and Chief Executive Officer and shall perform such duties as are customarily performed by a person serving in that office. Mr. Turley will report to the Board of Directors. As part of Employee’s duties, Mr. Turley acknowledges and understands that: (a) Employee will devote his best knowledge and skill to the performance of his duties; (b) Employee shall devote his reasonable business time to the rendition of such services, subject to absences for customary vacations and for temporary illness, which time shall not be less than forty (40) hours each week; and (c) Employee will not engage in any other gainful occupation which requires his personal attention without prior consent of the Board of Directors, with the exception that Employee may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit.

a. Six Month Performance Evaluation. PTSC shall provide Mr. Turley with feedback regarding his performance within six months of the effective date of this Agreement.

b. Nine Month Performance Evaluation. PTSC shall provide Mr. Turley with additional feedback regarding his performance within nine months of the effective date of this Agreement.

4. Personnel Policies and Procedures. PTSC shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Employee agrees to comply with the policies and procedures of PTSC. To the extent any provisions in PTSC’s personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.

5. Compensation.

a. Salary. During the term of this Agreement, Employee shall be paid a salary of Two Hundred and Twenty Five Thousand Dollars ($225,000) per year. Employer, in its sole discretion, may, but is not obligated to, provide additional compensation to Employee, consistent with Employer’s policies and procedures.

b. Bonus. Mr. Turley is eligible to receive an annual merit bonus as determined in the sole discretion of the Board of Directors.

c. Stock Options. Mr. Turley shall also receive the following Stock Options as additional compensation. The Stock Options referenced below will be granted pursuant to, and will at all times be subject to, the terms of the Patriot Scientific Corporation 2003 Stock Option Plan (“Plan”) and the Stock Option Agreements pursuant to which they are granted.

i. Company will provide Mr. Turley with incentive stock options (“ISO”) to purchase 400,000 shares of the Company’s common stock. These ISOs shall vest in a manner such that the aggregate fair market value of the stock with respect to which the ISOs options are exercisable for the first time during any calendar year shall approximate, but not exceed, $100,000, as set forth in Exhibit ”A” to the Incentive Stock Option Agreement granting such options under the Plan. The strike price for such shares shall be the fair market value of the stock on the date of grant (i.e. the effective date of that Agreement).

ii. Company will provide Mr. Turley with a non-qualified stock options (“NSO”) to purchase 1,500,000 shares of the Company’s common stock. These NSOs shall vest based upon certain performance milestones as set forth in Exhibit ”A” to the Non-Qualified Stock Option Agreement granting such options under the Plan. The strike price for such shares shall be the fair market value of the stock on the date of grant (i.e. the effective date of that Agreement).

6. Fringe Benefits.

a. Travel Allowance. Company shall reimburse Employee for reasonable commuting expenses from his home to Patriot’s corporate offices for a period not to exceed six months.

b. Lodging. Company shall reimburse Employee for the cost of lodging in the County of San Diego for up to six months in an amount that is to be preapproved by the Compensation Committee of the Board of Directors.

c. Automobile Allowance. Company shall pay Employee up to eight hundred dollars ($800.00) per month as an automobile allowance during the term of this Agreement.

d. Vacation. Employee shall be eligible to receive the standard vacation benefits generally available to similar employees of the Company, as may from time to time may be adopted by the Company.

e. Other Benefits. Employee shall be eligible to participate in all current employee benefit plans or any other benefit plans established or made available by PTSC from time to time during the term of this Agreement to employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and the written policies of PTSC, as modified by PTSC from time to time. Employee shall receive other benefits as determined by the Board of Directors.

7. Business Expenses. PTSC shall reimburse Employee for reasonable and necessary expenses incurred by Employee in the ordinary course of business for PTSC, in accordance with PTSC’s policies and procedures.

8. Termination. This Agreement and the employment of Employee shall terminate prior to its expiration date under the following conditions:

a. Upon receipt by Employee of written notice from PTSC that Employee’s employment is being terminated; or

b. The death of Employee; or,

c. The permanent disability of Employee (permanent disability shall exist when Employee suffers from a condition of mind or body that indefinitely prevents his further performance of his essential duties, with or without reasonable accommodation); or

d. Upon thirty (30) days written notice by Employee that he is resigning his employment from PTSC; or

e. Upon receipt by Employee of written notice from PTSC that Employee’s employment is being terminated for “good cause.” PTSC has “good cause” to terminate Employee’s employment if:

i. Employee fails or refuses to faithfully and diligently perform the usual and customary duties of his employment, which failure or refusal is not cured within thirty (30) days after written notice thereof is given to Employee; or

ii. Employee fails or refuses to comply with the policies, standards and/or rules of Employer which from time to time may be established, which failure or refusal is not cured within thirty (30) days after written notice thereof is given to Employee; or

iii. Employee fails or refuses to act in accordance with any lawful direction or order of the Board of Directors; or

iv. It is determined by the Board of Directors that Employee has conducted himself in an unprofessional, unethical, illegal or fraudulent manner, or has acted in a manner detrimental to the reputation, character or standing of Employer; including, but not limited to, theft or misappropriation of Employer’s assets, engaging in unlawful discriminatory or harassing conduct, the filing of false expense or related reports, or being convicted of a felony; or

v. Employee violates any material term or condition of this Agreement.

9. Compensation Upon Termination.

a. For Other Than Good Cause. In the event Employee receives notice from Employer that his employment is terminated for other than “good cause,” he shall receive his then current salary level for the remaining term of the Agreement provided that Employee signs a release of all claims against PTSC on a release form provided by PTSC to him at that time.

b. For Good Cause. In the event Employee is terminated for good cause as defined in Section 8(e) above, he shall receive notice that his employment is terminated and shall receive two weeks’ pay at his then current wage level, even though the employment terminated at the time notice was provided to Employee. Employee is entitled to no other severance compensation when he is terminated for good cause as defined in Section 8(e) above.

c. Death or Permanent Disability. In the event Employee dies or becomes permanently disabled as defined in this Agreement, PTSC’s obligations hereunder shall terminate after paying Employee any compensation owed through the last day he worked.

d. Resignation. In the event Employer receives notification that Employee is resigning, Employee shall be paid for the remainder of the time he continues to be employed at PTSC, up to a maximum of thirty (30) days.

10. Covenants and Representations.

a. Confidential Information. By signing this Agreement, Employee acknowledges and agrees that during the course of Employee’s employment, Employer has disclosed and will disclose or make available to Employee confidential and proprietary information related to Employer’s business including, without limitation, trade secrets, business records, intellectual property licensing programs, licensing terms and conditions, strategic planning, business acquisition planning, research and development, business development, joint venture planning, forward planning, strategic initiatives, prospective patent portfolio information, prospective investor information, prospective joint venture information, marketing strategies and related data, financial information, targeted areas of concentration of business development, contracts, business systems, plans and projections whether or not patentable or entitled to trademark (the “Confidential Information”), that such Confidential Information has been developed and will be developed through the expenditure by Employer of substantial time and money and that all such Confidential Information, except to the extent it is in the public domain, shall constitute valuable, special and unique assets of Employer and trade secrets protected under applicable law. Employee’s employment with Company creates in Employee a duty of trust and confidentiality to Company with respect to the Confidential Information. Accordingly, Employee agrees to use such Confidential Information only for the purpose of carrying out Employee’s duties with Employer and agrees that Employee will not, during the period of employment or at any time thereafter, misappropriate for Employee for others, disclose or in any way make available to others, directly or indirectly, any such Confidential Information. It is expressly agreed that upon termination of employment Employee shall promptly surrender to Employer any and all documents, equipment or other records in any media referencing or containing any Confidential Information including but not limited to the following: all equipment belonging to Employer and all documents relating to Employer’s business, including without limitation computers, keys, pagers, correspondence, computer disks, software, accounting or financial records, employee lists, documents relating to Employer’s employees, drawings, manuals, notes, notebooks, reports, flow charts, diagrams, designs, programs, proposals, or any other physical items or documents relating to Employer. Employee further agrees that he will not make or retain any unauthorized copies or other reproductions of such materials. If Employee does not promptly surrender the equipment and documents, Employee agrees that he shall be responsible for reimbursing Employer for all costs, including attorney’s fees, incurred by Employer in an attempt to recover said equipment and documents.

b. Prohibited Solicitation of Employees. During Employee’s employment with Employer and for one year following the termination of employment for any reason, Employee agrees that Employee shall not, directly or indirectly, either for Employee or for any other person, firm or corporation, call on, solicit, induce or encourage any employee, consultant or independent contractor of Employer to become employed by any direct or indirect competitor of Employer or to terminate his, her or its relationship with Employer.

c. Competition During Employment. In consideration of Employee’s access to the Confidential Information described in paragraph 10(a), Employee agrees that during Employee’s employment, Employee shall not directly or indirectly compete with Employer.

11. Arbitration/Sole Remedy for Breach of Agreement. In the event of any dispute between PTSC and Employee concerning any aspect of the employment relationship, including any disputes relating to termination, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator pursuant to the following terms. This provision shall supersede any prior arbitration agreement, policy or understanding between the parties. The parties intend to revoke any prior arbitration agreement.

a. Claims Covered by the Agreement. Employee and Employer mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that Employer may have against Employee or that Employee may have against Employer or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, franchisors, or any parent, subsidiary or affiliated company or corporation (collectively referred to as “PTSC”), relating to, resulting from, or in any way arising out of Employee’s employment relationship with PTSC and/or the termination of Employee’s employment relationship with PTSC, to the extent permitted by law. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, or sexual orientation); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); claims for breach of any duties or obligations, including, but not limited to, claims for unfair competition, unauthorized use or disclosure of trade secrets or confidential information, including claims for injunctive and/or other equitable relief; and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance, except claims excluded in the following section.

b. Claims Not Covered by the Agreement. Claims Employee may have for workers’ compensation (excluding discrimination claims under workers’ compensation statutes) or unemployment compensation benefits are not covered by this Agreement.

c. Required Notice of Claims and Statute of Limitations. Arbitration may be initiated by Employee by serving or mailing a written notice to the Chairman of the Board of Directors of PTSC. Arbitration may be initiated by PTSC by serving or mailing a written notice to Employee at his last known address. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The written notice shall be served or mailed within the applicable statute of limitations period set forth by federal or state law.

d. Arbitration Procedures.

i. After demand for arbitration has been made by serving written notice under the terms of Section 11(c) of this Agreement, the party demanding arbitration shall file a demand for arbitration with the office of Judicial Arbitration and Mediation Services (“JAMS”) located in San Diego, California. The arbitrator shall be selected from the JAMS panel and the arbitration shall be conducted pursuant to JAMS policies and procedures. All rules governing the arbitration shall be the rules as set forth by JAMS. If the dispute is employment-related, the dispute shall be governed by JAMS’s then current version of the national rules for the resolution of employment disputes. JAMS’s then applicable rules governing the arbitration may be obtained from JAMS’s website which currently is www.jamsadr.com.

ii. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

iii. Either party may file a motion for summary judgment with the arbitrator. The arbitrator is entitled to resolve some or all of the asserted claims through such a motion. The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 11(d)(ii) of this Agreement.

iv. Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of JAMS, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses. The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules.

e. Application For Emergency Injunctive And/Or Other Equitable Relief. Claims by Employer or Employee for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be submitted to JAMS for emergency treatment. The parties agree that the JAMS administrator may select a neutral hearing officer (subject to conflicts) to hear the emergency request only. The hearing officer should be experienced in considering requests for emergency injunctive and/or other equitable relief. The hearing officer shall conform his/her consideration and ruling with the applicable legal standards as if this matter were heard in a court of law in the applicable jurisdiction for such a dispute.

f. Arbitration Decision. The arbitrator’s decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

g. Place of Arbitration. The arbitration will be at a mutually convenient location that must be within 50 miles of Employee’s last company employment location. If the parties cannot agree upon a location, then the arbitration will be held at JAMS’s office nearest to Employee’s last employment location.

h. Representation, Fees and Costs. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys’ or representative’s fees. However, if any party prevails on a statutory claim that affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party. PTSC shall be responsible for the arbitrator’s fees and costs to the extent they exceed any fee or cost that Employee would be required to bear if the action were brought in court.

i. Waiver Of Jury Trial/Exclusive Remedy. Employee and PTSC knowingly and voluntarily waive any constitutional right to have any dispute between them decided by a court of law and/or by a jury in court.

12. Successors and Assigns. The rights and obligations of PTSC under this Agreement shall enure to the benefit of and shall be binding upon the successors and assigns of PTSC. Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

13. Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance to the laws of the State of California.

14. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

15. Separate Terms. Each term, condition, covenant or provision of this Agreement shall be reviewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

16. Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

17. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to his residence in the case of Employee, or hand delivered to Employee, or to its principal office in the case of PTSC.

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18. Entire Agreement. Employee acknowledges receipt of this Agreement and agrees that this Agreement represents the entire Agreement with PTSC concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or Agreements with PTSC or any agent thereof. Employee understands that no representative of PTSC has been authorized to enter into any Agreement or commitment with Employee, which is inconsistent in any way with the terms of this Agreement.

IN WITNESS HEREOF, the parties have executed this Agreement as of the dates set forth below.

Dated: June 5, 2007	/s/ James Turley James Turley

Patriot Scientific Corporation

Dated: June 5, 2007	By: /s/ David H. Pohl David H. Pohl, Chairman of the Board